Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-180209) on Form S-8 and the registration statement (No. 333-180477) on Form S-3 of Atlas Resource Partners, L.P. of our report dated July 5, 2012, with respect to the Statements of Combined Revenues and Direct Operating Expenses of Oil and Gas Properties Acquired by Atlas Resource Partners, L.P. for each of the years in the three-year period ended December 31, 2011, which report appears in the Form 8-K of Atlas Resource Partners, L.P. dated July 10, 2012.

/s/ KPMG LLP

Houston, Texas

July 10, 2012